[GALAXY NUTRITIONAL FOODS LOGO]


FOR IMMEDIATE RELEASE:                       CONTACT:
June 2, 2003                                 Dawn M. Robert, Investor Relations
                                             Galaxy Nutritional Foods, Inc.
                                             (407) 854-0433


           GALAXY NUTRITIONAL FOODS ALIGNS WITH STRATEGIC PARTNER,
                              FROMAGERIES BEL S.A.

       COMPANY ENTERS INTO MASTER DISTRIBUTION AND LICENSING AGREEMENT; FROMAGERIES BEL'S SENIOR V.P. OF MARKETING JOINS GALAXY'S BOARD OF DIRECTORS

ORLANDO, Florida (June 2, 2003) - Galaxy Nutritional Foods (AMEX: GXY), the leading producer of nutritious plant-based dairy alternatives for the retail and foodservice markets, today announced that they have entered into a master distribution and licensing agreement with Fromageries Bel S.A.

Under the terms of the agreement, Fromageries Bel has the exclusive rights to distribute certain Galaxy products to the fifteen European Union States and to more than twenty-one other European countries and territories. The two companies will share key learnings and marketing strategies and Fromageries Bel will create and support commercial plans for the development and distribution of these products within their exclusive territories.

The Company also announced the appointment of Mr. Patrice M. A. Videlier, the Senior Vice President of Marketing for Fromageries Bel S.A., to the Company's Board of Directors. Mr. Videlier has been a senior executive with Fromageries Bel since joining them in 1990. His various positions include: Vice President of Strategic Marketing and New Product Development; Vice President of Natural Cheese Division; Vice President in charge of marketing and sales of Bel's European Division; and Vice President of Bel's International Worldwide Division. He has also served as a director of Fromageries Bel since 1990. From 1969 to 1989, Mr. Videlier was a senior marketing executive for the Unilever Company.

Patrice Videlier commented, "The company, Fromageries Bel, which has been traditionally focusing its activity on milk-based products with very strong, branded properties, is seeking to be present in the fast growing market of which Galaxy has acquired a strong expertise and significant market share".

Christopher J. New, Galaxy's CEO, stated, "We are very pleased to have developed this exciting strategic partnership with Fromageries Bel. Not only have they invested in our future through the private placements, which we also announced today, but they have also demonstrated a strong belief and confidence in the position of Galaxy's products by entering into this distribution agreement. Our management team is anxious to share knowledge with Bel's well-respected and winning team and we expect that both companies will benefit greatly from this relationship,"

Charles L. Jarvie, Galaxy's Chairman of the Board stated, "We enthusiastically welcome Patrice Videlier to our Board of Directors. He brings a wealth of knowledge and experience in branded cheese marketing and sales to Galaxy and will undoubtedly provide us with great marketing insight for both the U.S. and international markets. Patrice's background will be a terrific complement to the expertise of Galaxy's other outside Directors, who are some of the foremost experts in their fields," Mr. Jarvie concluded.

ABOUT FROMAGERIES BEL S.A.

Fromageries Bel, with sales of approximately $2.3 billion, is the number one branded cheese company in Europe. They are a family-owned company, and leading producer of innovative branded cheeses that are sold in nearly one hundred countries throughout the world. Their portfolio of more than twenty international and domestic brands includes Mini Babybel, The Laughing Cow, Kaukauna, Bonbel, Kiri, Port-Salut,Sylphide, and the recently acquired Leerdammer. Bel/Kaukauna Cheese U.S.A., is a leader in the refrigerated cheese spreads category and has recently added Connoisseur brand, an upscale line of spreadable European-style cheeses. Fromageries Bel, operates twenty-two production plants throughout the world, produces 235,000 tons of branded cheese, and has a workforce of approximately 9,300 persons.

ABOUT GALAXY NUTRITIONAL FOODS(R), INC.
Galaxy Nutritional Foods(R) is the leading producer of health-promoting plant-based dairy and dairy-related alternatives for the retail and foodservice markets. An exclusive, new and technologically advanced, safer "hot process" is used to produce these phytonutrient-enriched products, made from nature's best grains - soy, rice and oats. Veggie products are low fat and fat free (saturated fat and trans-fatty acid free), cholesterol and lactose free, are growth hormone and antibiotic free, and have more calcium, vitamins and other minerals than conventional dairy products. Because they are made with plant proteins, the products are more environmentally friendly and economically efficient than dairy products derived solely from animal proteins. Galaxy's products are part of the healthy and natural foods category, the fastest growing segment of the retail food market. Galaxy brand names include: Galaxy Nutritional Foods(R); Veggie(R); Nature's Alternative(TM); Veggie Lite Bakery(TM); Veggie Cafe(TM); Soyco(R); Soymage(R); Wholesome Valley(R); Lite Bakery(R); and formagg(R). For more information, please visit Galaxy's website at: www.galaxyfoods.com.

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.